Exhibit T3E.4

Offer to Exchange

5.00% Convertible Notes due 2022

for any and all outstanding

5.00% Convertible Notes due 2022

(CUSIP Nos. 677240AB9 and 677240AC7)

of

Ohio Casualty Corporation

Pursuant to, and subject to the terms and conditions described in,

the Offering Memorandum dated February 22, 2005

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 21, 2005, UNLESS EXTENDED OR EARLIER TERMINATED BY US (THE “EXPIRATION DATE.”)

February 22, 2005

To Our Clients:

Ohio Casualty Corporation (“Ohio Casualty”) is offering to exchange (the “Exchange Offer”) $1,000 principal amount of 5.00% Convertible Notes Due 2022 of Ohio Casualty (the “New Notes”) for each $1,000 principal amount of validly tendered and accepted 5.00% Convertible Notes Due 2022 of Ohio Casualty (the “Old Notes”).

The Exchange Offer is made on the terms and are subject to the conditions set forth in Ohio Casualty’s offering memorandum dated February 22, 2005 (as may be amended or supplemented from time to time, the “Offering Memorandum”) and the accompanying Letter of Transmittal.

The enclosed Offering Memorandum is being forwarded to you as the beneficial owner of Old Notes held by us for your account but not registered in your name. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Old Notes held by us for your account. A tender of such Old Notes may be made only by us as the registered holder and only pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender and deliver the Old Notes held by us for your account. If you wish to have us do so, please so instruct us by completing, executing and returning to us the instruction form that appears below.

INSTRUCTIONS

The undersigned acknowledges receipt of your letter and the enclosed materials referred to therein relating to Ohio Casualty’s Exchange Offer with respect to the Old Notes.

This will instruct you to tender the specified principal amount of Old Notes indicated below held by you for the account of the undersigned pursuant to the terms and conditions set forth in the Offering Memorandum and the related Letter of Transmittal.

5.00% Convertible Notes due 2022

☐	Restricted Old Notes: CUSIP No. 677240AB9

Tender $             (principal amount)*

☐	Unrestricted Old Notes: CUSIP No. 677240AC7

Tender $             (principal amount)*

☐	Please do not tender any Old Notes held by you for any account.

Dated:                                                            , 2005

Signature(s):

Print name(s) here:

Print Address(es):

Area Code and Telephone Number(s):

Tax Identification or Social Security Number(s):

My account number with you:

*	Must be in denominations of $1,000 principal amount or any integral multiple thereof.